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                                                              Exhibit 99.(a)(10)

                                                                    Via Intranet



                               In The Spotlight

It's Official! The strike price for new options is $13.375, which was the lowest closing price for the common stock of Amazon.com as reported by the Nasdaq National Market for the period between January 1, 2001 and February 14, 2001. This price was the closing price of the common stock on February 9, 2001.

Please remember to complete your Election Form and return it to the STG Representative noted on your Election Form no later than 5 PM Pacific time, Wenesday, February 28, 2001.